                                                                      EXHIBIT 12

                           STILLWATER MINING COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                       NINE MONTHS
                                          ENDED
                                        SEPTEMBER                 YEAR ENDED DECEMBER 31,
                                           30,        -----------------------------------------------
                                          1996        1995     1994      1993      1992        1991
                                       -----------    ----    ------    ------    -------    --------
Income (Loss) before Income Taxes,
  Extraordinary Loss and Cumulative
  Effect of Accounting Change........    $(2,372)     $112    $2,794    $2,384    $(5,414)   $(14,662)
Capitalized Interest.................     (1,321)       --      (306)       --         --          --
                                         -------      ----    ------    ------    -------    --------
                                          (3,693)      112     2,488     2,384     (5,414)    (14,662)
                                         -------      ----    ------    ------    -------    --------
Fixed Charges
  Interest...........................      2,384       431       626       141        147         148
  Interest Portion of Rental
     Expense.........................         27        40        38        80         82           7
                                         -------      ----    ------    ------    -------    --------
          Total Fixed Charges........      2,411       471       664       221        229         155
                                         -------      ----    ------    ------    -------    --------
Earnings (Loss) Before Fixed
  Charges............................    $(1,282)     $583    $3,152    $2,605    $(5,185)   $(14,507)
                                         =======      ====    ======    ======    =======    ========
Ratio of Earnings to Fixed Charges...         (a)      1.2       4.7      11.8         (b)         (c)
                                         =======      ====    ======    ======    =======    ========


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(a) Earnings for the nine months ended September 30, 1996 were inadequate to cover fixed charges by $3,693.


(b) Earnings for the year ended December 31, 1992 were inadequate to cover fixed charges by $5,414.

(c) Earnings for the year ended December 31, 1991 were inadequate to cover fixed charges by $14,662.